Exhibit 4.29

Subscription Agreement for Non-Publicly Issued Shares

by

Jiangsu Jingdong Bangneng Investment Management Co., Ltd.

and

Yonghui Superstores Co., Ltd.

August 7, 2015

This Agreement is concluded on August 7, 2015 by and between:

Party A: Jiangsu Jingdong Bangneng Investment Management Co., Ltd., a limited liability company registered in accordance with the laws of the People’s Republic of China (the PRC); and

Party B: Yonghui Superstores Co., Ltd., a company limited by shares registered in accordance with the PRC laws.

WHEREAS,

1. Party A is a limited liability company duly established and validly existing under the PRC laws, and Party B is a company limited by shares which has been approved by China Securities Regulatory Commission (CSRC) to issue stocks to the public and go listed at Shanghai Stock Exchange (ticker: 601933).

2. Party B intends to issue Renminbi-denominated common shares to specific persons including Party A by means of non-public offering (hereinafter “Non-public Shares”), and Party A intends to subscribe for 239,261,553 of Party B’s Non-public Shares with a consideration of RMB 2,153,353,977 in cash.

Now, therefore, Party A and Party B enter into and conclude this Agreement after reaching consensus through consultation on the basis of equality, willingness and good faith in accordance with relevant laws, administrative statutes and relevant regulations of CSRC, such as Company Law of the PRC, Securities Law of the PRC, Contract Law of the PRC, Measures for the Administration of Securities Issuance of Listed Companies and Detailed Implementation Rules for the Private Placement by Listed Companies.

Article I Definitions and Interpretations

1.1 In this Agreement, except otherwise agreed, the following terms shall have the following meanings:

1) “Underlying Shares” refer to Renminbi-denominated common shares issued by Party B to Party A by means of non-public offering in a quantity stipulated by this Agreement. In accordance with the provisions hereof, the par value of each Non-public Share is RMB 1.

2) “Pricing Benchmark Date” refers to the announcement day of resolutions of board of directors about this non-public offering.

3) “Offering Closing Date” refers to the date when Underlying Shares are registered in the name of Party A with a Securities Registration and Clearing Institution.

4) “CSRC” refers to China Securities Regulatory Commission.

5) “SSE” refers to Shanghai Stock Exchange.

6) “Securities Registration and Clearing Institution” refers to China Securities Depository and Clearing Corporation Limited, Shanghai Branch.

1.2 Interpretation

1)  The headings hereof are inserted for convenience of reference only, not affecting the interpretation of this Agreement.

2)  Any reference to a chapter, article, paragraph, section or annex is a reference to the chapter, article, paragraph, section or annex of this Agreement.

3)  The annexes, schedules and other documents confirmed by both Parties as attachments hereto shall be part of this Agreement.

Article II Subject of Agreement

2.1  Party B intends to issue 717,694,946 Renminbi-denominated common shares (listed at SSE) via a non-public offering, and the par value thereof is RMB 1.

2.2  Party A intends to subscribe for 239,261,553 Non-public Shares issued by Party B.

2.3  The Non-public Shares are to be listed in Shanghai Stock Exchange, and the detailed arrangements relating to such listing will be determined subject to relevant rules of CSRC, SSE and Securities Registration and Clearing Institution and depending upon consultation with such authority.

Article III Subscription Price, Method and Amount

3.1 Both parties agree that the price of Non-public Shares will be determined in accordance with relevant provisions of Measures for the Administration of Securities Issuance of Listed Companies and Detailed Implementation Rules for the Private Placement by Listed Companies.

The issuance price of Non-public Shares of Party B is RMB 9/share, not less than 90% of average stock price of the Company during 20 trading days preceding the announcement day of the board resolutions on this issuance, that is, RMB 8.93/share. If Party B’s shares trade ex-right and ex-dividend from Pricing Benchmark Date to Issuance Date, the issuance price will be adjusted accordingly; in case of ex-right trading such as bonus issue and capital reserves capitalization, Party B shall accordingly adjust the number of Non-public Shares, so that the number of the Underlying Shares represent 5% of total share capitals of Party B after completion of this issuance.

3.2 Party A irrevocably agrees to subscribe for Underlying Shares at the cash price determined in Article 3.1.

3.3 Party A subscribes for 239,261,553 of the Non-public Shares of Party B, and the total subscription amount shall be the issuance price multiplied by the number of the Underlying Shares, that is, RMB 2,153,353,977.

Article IV Time and Method of Share price Payment; Delivery of Shares

4.1 Party A agrees to irrevocably subscribe for the Underlying Shares at the amount determined in Article III, and after the Non-public Shares issued by Party B are approved by CSRC and Party A receives the share subscription price payment notice (the “Payment Notice”) from Party B, to pay in cash the subscription price to the account opened by the sponsor (lead underwriter) specially for this issuance in a lump sum as required in the Payment Notice; after being verified by an accounting firm with qualification of trading securities and deducted by issuance cost, the aforesaid subscription price will be transferred to Party B’s special depository account for fundraising. Both Parties will negotiate about the payment period stated in Payment Notice, provided that the time limit for Party A to pay the subscription price shall be such that Party B could complete this issuance within effective period stipulated by CSRC’s approval document for this Non-public Offering.

4.2 Within thirty (30) working days after issuance of aforesaid capital verification report, Party B shall apply to Securities Registration and Clearing Institution for handling the formalities to register the Underlying Shares, so that Party A will become the legal holder of Underlying Shares.

Article V Lock-up Period

The Underlying Shares subscribed by Party A shall not be assigned within 36 months after the end of this issuance.

Article VI Representations and Warranties

For purposes of this Agreement, each Party hereby represents and warrants to each other that:

1) it is a corporate legal person duly established and validly existing, with full capacities for civil rights and acts of executing and performing this Agreement;

2) it has full capacity, rights and effective authorization to execute this Agreement as a party, and the terms hereof constitute legal, effective, binding and enforceable obligations and responsibilities for the Parties;

3) its execution of this Agreement and performance of any obligations or responsibilities thereunder will not contravene any provisions of applicable laws and administrative statutes and/or other contracts and agreements to which it is a party;

4) it will make its best endeavors to support each other, to handle and execute relevant formalities and documents required for the Non-public Offering.

Article VII Obligations and Responsibilities of the Parties

7.1 Obligations and Responsibilities of Party A

1) Assisting Party B in handling formalities of the Non-public Offering, executing and preparing necessary documents for the Non-public Offering;

2) Subscribing for Underlying Shares in cash according to provisions hereof;

3) Guaranteeing that the source of capitals for subscription hereunder is legal;

4) Abiding by the provisions on the lock-up period.

7.2 Obligations and Responsibilities of Party B

1) After the execution of this Agreement, Party B shall convene the board meeting and shareholders’ meeting for the Non-public Offering as soon as possible, and after the shareholders’ meeting deliberates and approves the issues related to the Non-public Offering, Party B shall file relevant documents with competent authorities such as CSRC for review and approval.

2) After CSRC approves the issuance, Party B shall issue shares to Party A in a non-public way based on the conditions and at a number and price agreed by this Agreement, and handle depository formalities for Underlying Shares according to relevant regulations of Securities Registration and Clearing Institution.

3) Party B shall timely disclose information according to relevant regulations of CSRC and SSE.

4) Party B shall submit true, accurate and complete application documents to CSRC, without any false or misleading statements or any major omission.

5) Party B shall meet the conditions of non-public offering as stipulated by laws and statutes.

Article VIII Party B’s Undertakings

Party B hereby undertakes that within two months after executing this Agreement, it will hold board meeting and shareholders’ meeting in accordance with provisions of articles of association and relevant laws and statutes, to elect two directors (including one independent director) jointly recommended by Party A and Jiangsu Circle E-commerce Co., Ltd.

Party A hereby agrees that if the Non-public Offering of Party B’s shares is terminated for any reasons, Party A shall ensure that the director recommended by it will resign from the position of director within five days after the termination.

Article IX Confidentiality

Unless relevant laws and administrative statutes require going through relevant approval and filing procedures in competent governmental authority or securities regulatory authority, or it is necessary to disclose to the third party for purpose of performing obligations, statements or guarantees hereunder, or the information has been publicized, the Parties agree to, and procure relevant insiders to, strictly keep confidential all terms hereof and relevant issues related to the Non-public Offering and subscription. If relevant information hereunder should be disclosed publicly in accordance with relevant provisions of laws, administrative statutes and regulations of securities regulatory authority, the disclosing Party shall notify the other Party in advance, and give the other Party reasonable time for review; no disclosure shall be made until the information to be disclosed is approved by the other party.

Article X Liabilities for Breach

If it is impossible to fully or partially perform this Agreement due to breach of one Party, the Party in breach shall bear all losses incurred therefrom; the non-breaching Party is entitled to require the Party in breach to continue to perform obligations, and timely take remedies to guarantee the continued performance of subscription agreement; in addition, the Party in breach shall compensate the non-breaching Party for any losses arising therefrom.

Article XI Applicable Laws and Dispute Resolution

11.1 The current Chinese laws and administrative statutes shall apply to the execution, effectiveness, interpretation and performance of this Agreement.

11.2 Any disputes arising from this Agreement shall firstly be settled by the Parties through friendly negotiation; if the dispute cannot be settled through negotiation, any Party can bring an action to the court with jurisdiction over the place where SSE is located.

Article XII Modification, Revision and Assignment of Agreement

12.1 Any modification to or revision of this Agreement shall be made in writing by the Parties after reaching consensus.

12.2 The modification to or revision of this Agreement constitutes an integral part of this Agreement.

12.3 Without written permission from the other Party, neither Party shall assign any or all of its rights or obligations hereunder.

Article XIII Effectiveness and Termination of Agreement

This Agreement is established after being signed by legal or authorized representatives of the Parties and affixed with official seals, and shall become effective after satisfying following conditions:

1) The scheme of the Non-public Offering stated herein has been approved by board of directors and shareholders’ meeting of Party B;

2) CSRC has approved the scheme of this Non-public Offering.

This Agreement will be terminated on the day of occurrence of any of following circumstances:

1) the Parties agree to terminate this Agreement by reaching a written agreement (relevant post-termination issues shall be treated according to the written agreement separately entered into between the Parties);

2) If any event happens that may have material adverse effect on the performance by one party of its obligations hereunder, such as liquidation, dissolution, bankruptcy, suspension of business, revocation of business license, the other party is entitled to terminate this Agreement by giving a prior written notice.

3) If any statement, warranty or undertaking made by one party is false in any material aspect, or one party materially breaches any of its obligations hereunder, and the breach (i) is irreparable, or (ii) is not corrected within the time limit (not less than 10 working days) after receiving written notice from non-breaching Party, the non-breaching Party can elect to continue performing this Agreement, or terminate this Agreement by giving a written notice to the Party in breach.

Article XIV Uncovered Matters

For any matters not covered herein, if any, the Parties can conclude a supplemental agreement as an attachment hereto, which shall have the same legal effect with this Agreement.

Article XV Counterparts

This Agreement is executed in eight counterparts; all of which have same legal force; each Party keeps two counterparts, and the remaining counterparts are filed with approval and registration authorities.

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(No body text is contained in this page; signature page for Subscription Agreement for Non-Publicly Issued Shares between JD Bangneng and Yonghui)

Party A: Jiangsu Jingdong Bangneng Investment Management Co., Ltd. (seal)

Company seal:	/s/ Jiangsu Jingdong Bangneng Investment Management Co., Ltd.

Legal representative (or authorized representative):
/s/ Qiangdong Liu

(No body text is contained in this page; signature page for Subscription Agreement for Non-Publicly Issued Shares between JD Bangneng and Yonghui)

Party B: Yonghui Superstores Co., Ltd. (seal)

Company seal:	/s/ Yonghui Superstores Co., Ltd.

Legal representative (or authorized representative):
/s/ Authorized signatory

Schedule A

The following schedule sets forth all other similar agreements the registrant entered into with Yonghui Superstores Co., Ltd. Other than the information set forth below, there is no material difference between such other agreement and this exhibit.

Executing Parties	Subscription Amount	Execution Date
Party A: Jiangsu Yuanzhou E-Commerce Co., Ltd.	Article 3.3 Party A subscribes for 239,261,552 of the Non-public	August 7, 2015

Party B: Yonghui Superstores Co., Ltd.	Shares of Party B, and the total subscription amount shall be the issuance price multiplied by the number of the Underlying Shares, that is, RMB 2,153,353,968.

Article 8
Party B hereby undertakes that within two months after executing this Agreement, it will hold board meeting and shareholders’ meeting in accordance with provisions of articles of association and relevant laws and statutes, to elect two directors (including one independent director) jointly recommended by Party A and Jiangsu Jingdong Bangneng Investment Management Co., Ltd.